EXHBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Business and Location	Percent Owned by Registrant	State/Province Of Incorporation

Atlas Lighting Products, Inc.	LED lighting Burlington, NC	100%	North Carolina

Grady McCauley Inc.	Digital image and screen printed graphics; interior graphics and signs Akron, OH	100%	Ohio

LSI ADL Technology Inc.	Electronic circuit boards Columbus, OH	100%	Ohio

LSI Integrated Graphics LLC	Screen and digital printed materials; and illuminated and non-illuminated architectural graphics Houston, TX	100%	Ohio

LSI Kentucky LLC	Metal fabrication Independence, KY	100%	Ohio

LSI International Holdings, Inc.	A holding company for LSI’s expansion into countries outside the United States (majority shareholder)	100%	Ohio

ADLSI International, LLC	A holding company for LSI’s expansion into countries outside the United States (minority shareholder)	100%	Ohio

LSLSI Graficas e Illuminacion S de de RL de C.V.	Outsourced back-office support located in Mexico City, Mexico	100%	Mexico

LSI Fresh Subsidiary Inc.	A holding company for JSI Holding Corp.	100%	Ohio

JSI Holding Corp.	A holding company for JSI legal entities	100%	Delaware

Milo Holding Corp.	A holding company for JSI legal entities	100%	Delaware

JSI SF Inc.	Refrigerated and non-refrigerated merchandising displays Greenville, South Carolina	100%	Delaware

JSI Store Fixtures Inc.	Refrigerated and non-refrigerated merchandising displays Milo, Maine Bangor, Maine Payson, Utah	100%	Delaware

JSI Store Fixtures Canada Inc.	Refrigerated and non-refrigerated merchandising displays Collingwood, Ontario	100%	British Columbia

EMI Acquisition Company Inc.	Refrigerated and non-refrigerated Tampa, FL, Alpharetta, GA, Cranston, RI, Boonton, NJ, Arlington TX	100%	Ohio